EXHIBIT 5.9

Amy Marie Sanford
VP, Associate General Counsel
5200 Virginia Way
Brentwood, TN 37027
Tel: 1-615-341-5890
Fax: 1-615-320-4442 amy.sanford@davita.com

June 13, 2014

DaVita HealthCare Partners Inc.

2000 16th Street

Denver, Colorado 80202

Re:	$1,750,000,000 5.125% Senior Notes due 2024

Ladies and Gentlemen:

I refer to the issuance by DaVita HealthCare Partners Inc., a Delaware corporation (“DaVita”), of $1,750,000,000 of 5.125% Senior Notes due 2024 (the “Notes”) under an indenture dated as of June 13, 2014 (the “Indenture”), among DaVita, the subsidiary guarantors named therein, including DVA Renal Healthcare, Inc. a Tennessee corporation (the “Subsidiary”, and together with the other subsidiary guarantors, the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), and the issuance by the Guarantors of the related guarantees of the Notes (the “Guarantees”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions expressed below, I have examined and relied upon a copy of the form of Note, the form of the notation of Guarantee and the Indenture. I have also examined originals, or copies of originals certified or otherwise identified to my satisfaction, of such agreements, documents, certificates and statements of governmental officials and other instruments, and have examined such questions of law and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for the opinions expressed below. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to me for examination. I have also assumed (a) that the Indenture and the Guarantees (the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Subsidiary; (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Subsidiary, enforceable against each of them in accordance with their respective terms; and (c) the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, or (ii) violations of statutes, rules and regulations or court or governmental orders.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, I am of the opinion that:

1. Subsidiary is a Tennessee corporation validly existing and in good standing under the laws of the State of Tennessee.

2. Subsidiary has the requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture and the Guarantees.

3. The Indenture has been duly authorized, executed and delivered by Subsidiary and the Guarantee executed by such Subsidiary has been duly authorized, executed and delivered by such Subsidiary.

This letter is limited to the federal laws of the United States of America and the laws of the State of Tennessee. I express no opinion and make no statement as to the laws, rules or regulations of any other jurisdiction or any state securities or blue sky laws.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), I have assumed, to the extent relevant to the opinions set forth herein, that (a) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument, (b) such Instrument has been duly authorized, executed and delivered by each party thereto, and (c) such Instrument was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of, each party thereto; provided, that I make no such assumption insofar as any of the foregoing matters relate to the Subsidiary and is expressly covered by my opinion set forth in paragraphs 1 and 3 above.

I hereby consent to the filing of this opinion letter as an exhibit to DaVita’s Current Report on Form 8-K relating to the Notes and the Guarantees and to all references to me included in or made a part of DaVita’s Registration Statement on Form S-3 under the Act, filed with the Securities and Exchange Commission on June 10, 2014 (File No. 333-196630). In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Amy Marie Sanford
Amy Marie Sanford